Exhibit 99.1

NEWS RELEASE
For more information, contact:
Julia Harper
Chief Financial Officer
1-503-615-1250
julia.harper@radisys.com
Brian Bronson
VP of Finance and Business Development
1-503-615-1281
brian.bronson@radisys.com
RADISYS ANNOUNCES AGREEMENT TO ACQUIRE CONVEDIA
Proposed Combination Strengthens Both Companies’ Positions in VoIP/IMS Markets, Increases Breadth and Depth of Future Product Offerings and Expands Global Reach
HILLSBORO, OR — July 27, 2006 — RadiSys Corporation (Nasdaq: RSYS), a leading global provider of advanced embedded systems, today announced that it has entered into a definitive agreement to acquire privately-held Convedia Corporation, the global leader in IP media processing technologies and IP Media Server products. Convedia’s platform products are at the heart of VoIP (“Voice-over-Internet Protocol”) networks and emerging IMS (“IP Multimedia Subsystem”) deployments, enabling telecommunication service providers to deliver a broad range of value-added multimedia services to their residential and business customers.
The acquisition of Convedia will benefit both companies’ customers by making available a broader set of technologies and solutions delivered by an expanded team with greater scale and breadth to fully support customers’ product realization initiatives. It will expand global reach and ability to service and support customer needs on a worldwide basis. The combination will facilitate RadiSys’ penetration of the high growth VoIP equipment and IMS infrastructure markets as well as accelerate RadiSys’ strategy to provide turnkey networking platforms. Convedia has deployed their products with more than 200 customers around the globe, including 25 of the top 50 global telecommunication service providers, and many Fortune 500 and enterprise customers. Convedia’s full family of media servers will continue to be developed and enhanced under the RadiSys corporate brand. In addition, the two companies will leverage Convedia’s eXMP (eXtended Media Processing™), software technology to operate on RadiSys’ market leading ATCA platforms to further expand the market opportunities of the combined entity.
As the market share leader in the deployment of media servers worldwide, Convedia’s customer traction and revenues have been growing rapidly. For the quarter ended June 30, 2006, Convedia achieved annual run-rate revenues of around $20 million. RadiSys currently projects that this business, when combined with RadiSys, will grow to be a meaningful portion of total corporate revenues over the next several years.
”We are very excited about bringing the highly talented Convedia team into RadiSys. In addition to meaningfully expanding our platform capabilities, Convedia complements our product portfolio, our technology and our strategic direction extremely well,” said Scott Grout, RadiSys President and CEO. “We believe that IMS/VoIP is an important and growing market and that Convedia’s market leading products and strong customer relationships, together with RadiSys’ ATCA leadership, creates a broader and more compelling portfolio of solutions for our customers across a larger addressable market.”
“This is the proverbial win-win for both companies and their customers,” said Peter Briscoe, President and CEO of Convedia. “Convedia accelerates its business plans through access to a top quality, global sales force and world class expertise in ATCA. RadiSys enhances its networking platform products by adding market leading IP media processing products and technologies as well as Convedia’s powerful channels and market strength in Asia-Pacific.”
The consideration for the transaction will be $105 million in cash, subject to certain adjustments, plus an earnout of up to $10 million if Convedia achieves certain profitability goals over the next year. The transaction is expected to be accretive to RadiSys’ earnings per share within the first year after closing, excluding expenses associated with the outcome of purchase price allocation, incremental stock compensation expense, and other noncapitalizable acquisition-related expenses. Additional details regarding the impact of the transaction will be available upon closing. The required pro forma financials for the combined company will be issued no later than 75 days following the closing.

The transaction has received approval by the boards of directors of both companies and is expected to close by the end of the quarter, subject to customary closing conditions for a transaction of this nature. Following the transaction, Convedia will become a wholly-owned subsidiary of RadiSys.
About RadiSys®
RadiSys (Nasdaq: RSYS) is a leading provider of advanced embedded solutions for the Communications Networking and Commercial Systems markets. Through intimate customer collaboration, and combining innovative technologies and industry leading architecture, RadiSys helps OEMs bring better products to market faster and more economically. RadiSys products include embedded boards, platforms and systems, which are used in today’s complex computing, processing and network intensive applications.
     RadiSys is headquartered at 5445 NE Dawson Creek Drive, Hillsboro, OR 97124 and can be reached at 503-615-1100. For press information only: Lyn Pangares, RadiSys Corporation, 503-615-1220. The RadiSys web site is http://www.radisys.com .
About Convedia®
Convedia is the leading supplier of application- and platform-independent IP media processing products and technologies for VoIP and IMS networks. Convedia’s products enable fixed, mobile and cable service providers deploying IMS and pre-IMS services to reduce service delivery costs, and more rapidly introduce new innovative voice, video, and multimedia services. Convedia’s products enable enterprise customers to deliver new productivity enhancing applications and services on their converged enterprise networks while helping to reduce infrastructure and operating costs. Since pioneering the IP media server market in early 2000, Convedia has deployed its multi-service media processing platforms and technology with over 200 end customers worldwide, including over 25 of world’s top 50 carriers and numerous Fortune 500 customers.
Convedia is headquartered at 4190 Still Creek Drive, Suite 300,Vancouver, BC, Canada, V5C 6C6 and can be reached at 604-918-6300. The Convedia web site is http://www.convedia.com.
RadiSys is a registered trademark, Promentum and Procelerant are trademarks of RadiSys Corporation.
Convedia, eXMP, eXtended Media Processing, CMS-1000, CMS-3000, CMS-6000 and CMS-9000, are trademarks or registered trademarks of Convedia Corporation.
All other names mentioned are trademarks, registered trademarks or service marks of their respective companies.